EXHIBIT 99

Robert E. Phaneuf
For Immediate Release	Vice President – Corporate Development
Wednesday, November 5, 2003	(918) 592-0101

VINTAGE PETROLEUM, INC. REPORTS THIRD QUARTER RESULTS;

CASH FLOW EXCEEDS CONSENSUS ESTIMATES

Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced net income of $11.8 million, or $0.18 per diluted share, for the third quarter of 2003 compared to income from continuing operations of $14.7 million, or $0.23 per diluted share, in the same quarter last year. Net income in the third quarter of 2002 was $31.7 million, or $0.50 per diluted share, including income from discontinued operations in Trinidad and Ecuador.

Cash flow from continuing operations (before all exploration costs, changes in working capital and current taxes on property sales) was $66.4 million for the third quarter of 2003, exceeding the “First Call Consensus” expectation for the quarter of $65.3 million (based on 66.0 million diluted shares). This compares to $61.3 million in the year-ago quarter and reflects the increase in oil and gas prices from the year-ago levels partially offset by lower production and higher costs. See the attached table for Vintage’s calculation of cash flow from continuing operations, a non-GAAP financial measure. Cash provided by operating activities for the third quarter of 2003 was $78.0 million compared to $66.5 million in the year-earlier quarter.

Oil and gas production for the third quarter of 2003 of 6.9 million equivalent barrels (BOE) was flat with the second quarter of 2003 but short of the company’s internal target of 7.2 million BOE. Oil production during the third quarter of 2003 totaled 4.5 million barrels and natural gas production was 14.1 Bcf. The decline from the year-earlier quarter’s 7.7 million BOE of production from continuing operations was attributable to the anticipated declines resulting from U.S. and Canadian property

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divestitures in 2003, natural production declines and the effects of substantially curtailed capital expenditures in 2002 which resulted in significantly lower production levels at the start of 2003.

The average price received for gas (including the impact of hedges) was dramatically higher than the average price received in the year-ago quarter, rising 56 percent to $3.13 per Mcf in the current quarter compared to $2.01 per Mcf in the third quarter of last year. The average realized price for oil (including the impact of hedges) was slightly higher at $24.94 per barrel compared to $24.61 per barrel in the year-earlier quarter.

Oil and gas sales rose four percent to $156.9 million from $151.5 million in last year’s quarter as the effect of higher natural gas prices more than offset the decline in production. Total revenues for the quarter were $183.4 million, compared to $166.9 million in the year-ago quarter.

Lease operating expenses (LOE) increased 11 percent to $55.9 million from the year-earlier $50.2 million. Argentine peso inflation and the strengthening of the Argentine peso relative to the U.S. dollar resulted in an increase in LOE in Argentina expressed in U.S. dollars, accounting for two-thirds of the overall increase in LOE. Increases in Argentine crude oil export taxes and severance taxes also resulted in LOE increases in the quarter. LOE per BOE for the quarter increased to $8.14 per BOE ($7.06 per BOE excluding Argentine export taxes) compared to $6.54 per BOE ($5.70 per BOE excluding Argentine export taxes) in last year’s third quarter as a result of the higher costs and lower production.

Total general and administrative costs of $16.0 million increased from $11.8 million in the year-earlier quarter primarily due to expenses related to restricted stock awards (a non-cash item), asset taxes in Argentina and cash bonuses included in this year’s quarter with no comparable amounts in the year-earlier period.

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Interest expense decreased 11 percent, or $2.2 million, to $17.8 million as a result of the company’s lower outstanding debt level.

Exploration expense of $9.1 million during the third quarter of 2003 included $5.1 million in seismic, geological and geophysical costs and $4.0 million in lease impairments and dry hole costs. This compares to a total of $5.6 million during the third quarter of 2002 which included $1.4 million in seismic, geological and geophysical costs and $4.2 million in lease impairments and dry hole costs.

Nine Month Results

For the nine months ended September 30, 2003, income before certain major items was $60.3 million, or $0.92 per diluted share, compared to the year-earlier period’s income of $26.4 million, or $0.41 per diluted share (see the attached table for reconciliation of this non-GAAP measure to net income (loss)).

Net income for the nine months ended September 30, 2003, of $43.7 million, or $0.67 per diluted share, compares to a net loss of $12.0 million, or $0.19 per share, in the first nine months of 2002.

Cash flow from continuing operations (before all exploration costs, changes in working capital and current taxes on property sales and loss on early extinguishment of debt) was $215.1 million for the nine months ended September 30, 2003, up 32 percent compared to $162.6 million in the year-ago period, reflecting the increase in oil and gas prices from the year-ago levels. See the attached table for Vintage’s calculation of cash flow from continuing operations, a non-GAAP financial measure. Cash provided by operating activities for the nine months ended September 30, 2003, was $172.2 million compared to $155.8 million in the year-earlier period.

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Liquidity and Capitalization

At September 30, 2003, net debt (long-term debt less cash) to book capitalization was 48.8 percent, down from 60.5 percent at year-end 2002. In addition to the $142 million of cash on hand, the company had nearly $300 million of availability under its bank revolving credit facility which provides the company with substantial liquidity. On October 2, 2003, approximately $103 million of this liquidity was used to call the 8 5/8% senior subordinated notes due in 2009.

2003 Target Update

The company is maintaining its annual target for cash flow from continuing operations (before all exploration expenses, current taxes on any property sales and working capital changes) in 2003 of $265 million and adjusting its target for EBITDAX to $380 million. The company has adjusted its targeted 2003 production to 27.3 million BOE versus the previous target of 28.3 million BOE due primarily to a combination of the results and timing of various U.S. exploration projects, a slower than expected build-up in Argentine exploitation volumes and production shut-ins as a result of the recent fires in California. These revised targets and others are enumerated in the accompanying table, “Vintage Petroleum, Inc., Revised 2003 Targets” and are based on assumed average NYMEX prices for 2003 of $30.40 per barrel of oil and $5.45 per MMBtu of gas versus its previously assumed NYMEX prices of $29.00 per barrel of oil and $5.25 per MMBtu of gas.

The 2003 targets do not reflect the impact of the costs to be incurred to repair damage to the company’s properties resulting from recent fires in California. Damage assessment is underway and preliminary estimates range from $5 to $12 million expected to be incurred through the first quarter of 2004.

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Vintage to Webcast Conference Call

The company’s third quarter 2003 conference call to review third quarter results will be broadcast live on a listen-only basis over the internet on Thursday, November 6 at 3 p.m. Central time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. To listen to the internet broadcast, participants will need a multimedia computer with speakers and the Windows media player installed. Download from www.microsoft.com/windows/windowsmedia/download/default.asp and test the software prior to the call. Vintage Petroleum, Inc. is unable to provide technical support for downloading the software. The webcast and the accompanying slide presentation will be available for replay at the company’s website. The teleconference may be accessed by dialing (800) 362-0574 five to ten minutes prior to the scheduled start time and providing the call identifier, “Vintage” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until November 14, 2003, by dialing (402) 220-0685.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of assumed NYMEX prices, realized prices as a percent of NYMEX, production, capital expenditures, cash flows, EBITDAX and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to

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differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken or to be taken by foreign governments as a result of economic conditions or other factors, changes in foreign exchange and inflation rates, as well as continued availability of capital and financing, and general economic, market or business conditions and risk factors listed from time-to-time in the company’s reports and other documents filed with the Securities and Exchange Commission.

Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information visit the company website at www.vintagepetroleum.com.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES:
Oil and gas sales	$156,864	$151,471	$502,043	$422,644
Gas marketing	21,830	15,482	81,491	45,215
Oil and gas gathering and processing	2,896	1,671	6,406	4,524
Gain (loss) on disposition of assets	170	(450)	(175)	17,259
Foreign currency exchange gain (loss)	1,108	(693)	(6,043)	3,408
Other income (expense)	488	(601)	2,443	592

Total revenues	183,356	166,880	586,165	493,642

COSTS AND EXPENSES:
Lease operating, including production and export taxes	55,937	50,248	164,467	151,005
Exploration costs	9,069	5,638	55,596	21,594
Gas marketing	21,184	15,192	79,607	43,937
Oil and gas gathering and processing	3,010	1,795	7,400	5,077
General and administrative	15,980	11,792	46,254	36,852
Depreciation, depletion and amortization	34,908	43,208	106,985	138,525
Impairment of oil and gas properties	1,443	—	14,014	—
Accretion	1,851	—	5,430	—
Interest	17,837	20,048	54,394	58,226
Loss on early extinguishment of debt	—	—	1,426	8,154

Total costs and expenses	161,219	147,921	535,573	463,370

Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	22,137	18,959	50,592	30,272

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	6,865	7,210	37,697	19,004
Deferred	3,517	(2,987)	(12,891)	(17,996)

Total provision for income taxes	10,382	4,223	24,806	1,008

Income from continuing operations before cumulative effect of changes in accounting principles	11,755	14,736	25,786	29,264

INCOME FROM DISCONTINUED OPERATIONS, net of income taxes	—	16,959	10,844	19,241

Income before cumulative effect of changes in accounting principles	11,755	31,695	36,630	48,505

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES, net of income tax benefit of zero, zero, $4,104 and zero, respectively	—	—	7,119	(60,547)

NET INCOME (LOSS)	$11,755	$31,695	$43,749	$(12,042)

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
BASIC INCOME (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of changes in accounting principles	$0.18	$.23	$0.40	$0.46
Income from discontinued operations	—	.27	0.17	0.31

Income before cumulative effect of changes in accounting principles	0.18	.50	0.57	0.77
Cumulative effect of changes in accounting principles	—	—	0.11	(0.96)

Net income (loss)	$0.18	$.50	$0.68	$(0.19)

DILUTED INCOME (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of changes in accounting principles	$0.18	$.23	$0.40	$0.46
Income from discontinued operations	—	.27	0.16	0.30

Income before cumulative effect of changes in accounting principles	0.18	.50	0.56	0.76
Cumulative effect of changes in accounting principles	—	—	0.11	(0.95)

Net income (loss)	$0.18	$.50	$0.67	$(0.19)

Weighted average common shares outstanding:
Basic	64,228	63,335	63,875	63,181
Diluted	65,978	63,977	65,344	63,661

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

A S S E T S

	September 30, 2003	December 31, 2002
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$142,303	$9,259
Accounts receivable—
Oil and gas sales	92,422	90,267
Joint operations	7,714	9,542
Prepaids and other current assets	18,052	21,021
Assets of discontinued operations	—	86,174

Total current assets	260,491	216,263

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,652,615	2,487,549
Oil and gas gathering systems and plants	22,767	20,588
Other	28,637	26,501

	2,704,019	2,534,638
Less accumulated depreciation, depletion and amortization	1,140,460	1,047,665

Total property, plant and equipment, net	1,563,559	1,486,973

GOODWILL	24,658	21,099

OTHER ASSETS, net	46,544	51,469

TOTAL ASSETS	$1,895,252	$1,775,804

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

L I A B I L I T I E S  A N D  S T O C K  H O L D E R S’  E Q U I T Y

	September 30, 2003	December 31, 2002
	(Unaudited)
CURRENT LIABILITIES:
Revenue payable	$26,691	$30,869
Accounts payable—trade	41,200	42,038
Current income taxes payable	23,328	18,722
Short-term debt	2,915	4,732
Derivative financial instruments payable	4,112	17,122
Other payables and accrued liabilities	76,411	54,281
Liabilities of discontinued operations	—	10,769

Total current liabilities	174,657	178,533

LONG-TERM DEBT	799,454	883,180

DEFERRED INCOME TAXES	148,441	137,015

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	79,375	—

OTHER LONG-TERM LIABILITIES	2,812	6,084

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par, 5,000,000 shares authorized zero shares issued and outstanding	—	—
Common stock, $.005 par, 160,000,000 shares authorized, 64,675,875 and 63,432,972 shares issued and 64,246,143 and 63,348,272 shares outstanding, respectively	323	317
Capital in excess of par value	336,365	326,510
Retained earnings	310,391	274,971
Accumulated other comprehensive income (loss)	53,124	(28,573)

	700,203	573,225
Less: Treasury stock, at cost, 429,732 and 84,700 shares, respectively	3,013	—
Unamortized cost of restricted stock awards	6,677	2,233

Total stockholders’ equity	690,513	570,992

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,895,252	$1,775,804

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Production:
Oil (MBbls)—
U.S.	1,584	1,618	4,753	5,193
Canada	274	449	945	1,429
Argentina (a)	2,641	2,607	7,705	8,442
Bolivia (b)	22	23	62	94
Continuing operations	4,521	4,697	13,465	15,158
Ecuador	—	251	114	797
Total	4,521	4,948	13,579	15,955

Gas (MMcf)—
U.S.	5,458	6,260	17,435	18,740
Canada	4,583	7,404	14,945	22,810
Argentina	2,612	2,715	7,203	6,682
Bolivia	1,438	1,505	4,491	4,850
Total	14,091	17,884	44,074	53,082

MBOE from continuing operations	6,870	7,678	20,811	24,005

Total MBOE	6,870	7,929	20,925	24,802

(a)	Production for Argentina for the three months ended September 30, 2003 and 2002, and for the nine months ended September 30, 2003 and 2002, before the impact of changes in inventories was 2,571 MBbls, 2,602 MBbls, 7,626 MBbls and 8,220 MBbls, respectively.
(b)	Production for Bolivia for the three months ended September 30, 2003 and 2002, and for the nine months ended September 30, 2003 and 2002, before the impact of changes in inventories was 19 MBbls, 23 MBbls, 60 MBbls and 73 MBbls, respectively.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Average sales price (including impact of hedges):
Oil (per Bbl)—
U.S.	$25.14	$23.97	$25.38	$21.27
Canada	27.26	24.01	28.18	21.23
Argentina	24.60	25.13	26.19	20.03	(a)
Bolivia	22.33	22.11	22.70	20.37
Continuing operations	24.94	24.61	26.03	20.57	(a)
Ecuador	—	22.60	26.87	19.61
Total	24.94	24.51	26.03	20.53	(a)
Gas (per Mcf)—
U.S.	$3.89	$2.69	$4.26	$2.65
Canada	4.11	2.11	4.35	2.25
Argentina	0.48	0.35	0.45	0.37
Bolivia	1.95	1.62	2.01	1.48
Total	3.13	2.01	3.44	2.09
Average sales price (excluding impact of hedges):
Oil (per Bbl)—
U.S.	$27.85	$25.30	$28.32	$21.86
Canada	26.61	23.46	28.02	21.06
Argentina	24.60	25.13	26.19	20.13	(a)
Bolivia	22.33	22.11	22.70	20.37
Continuing operations	25.85	24.20	27.06	20.81	(a)
Ecuador	—	22.60	26.87	19.61
Total	25.85	24.90	27.05	20.76	(a)
Gas (per Mcf)—
U.S.	$4.45	$2.80	$4.99	$2.75
Canada	4.26	1.96	4.83	2.24
Argentina	0.48	0.35	0.45	0.37
Bolivia	1.95	1.62	2.01	1.48
Total	3.40	1.98	3.89	2.12

(a)	Reflects the impact of the one-time government-mandated forced settlement of domestic Argentina oil sales which decreased the Argentina, total continuing operations and total average oil prices per Bbl for the nine months ended September 30, 2002, per Bbl by $0.95, $0.53 and $0.50, respectively

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VINTAGE PETROLEUM, INC.

NON-GAAP FINANCIAL MEASURES

Cash flow from continuing operations represents cash provided by continuing operating activities before all exploration costs, changes in working capital items related to operating activities, current taxes on property sales and loss on early extinguishment of debt. Cash flow from continuing operations is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (“GAAP”). Cash flow from continuing operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash flow from continuing operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. The following table reconciles cash provided by operating activities to cash flow from continuing operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Cash provided by operating activities	$78,041	$66,515	$172,156	$155,760
Cash used (provided) by discontinued operations	9,441	(6,489)	30,370	(8,310)

Cash provided by continuing operations	87,482	60,026	202,526	147,450
Changes in working capital items related to operating activities	(22,765)	1,467	6,205	11,614
Current tax provision (benefit) associated with net tax gain on property sales	1,725	(174)	6,933	6,714
Current tax benefit for loss on early extinguishment of debt	—	—	(555)	(3,172)

Cash flow from continuing operations	$66,442	$61,319	$215,109	$162,606

Earnings before certain major items (and the related amounts per diluted share), a non-GAAP financial measure, excludes major items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other oil and gas companies. The following tables reconcile net income (loss) to earnings before certain major items and the related amounts per diluted share (in thousands except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss)	$11,755	$31,695	$43,749	$(12,042)
Major items impacting net income (after tax)—
Non-cash charges for impairments	1,910	971	27,504	6,069
Foreign currency exchange (gain) loss	(1,108)	693	6,043	(3,408)
(Gain) loss on disposition of assets	(99)	275	120	(10,545)
Loss on early extinguishment of debt	—	—	871	4,982
Income from discontinued operations	—	(16,959)	(10,844)	(19,241)
Cumulative effect of changes in accounting principles	—	—	(7,119)	60,547

Earnings before certain major items	$12,458	$16,675	$60,324	$26,362

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VINTAGE PETROLEUM, INC.

NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income (loss) per diluted share
Major items impacting net income (after tax)—	$0.18	$0.50	$0.67	$(0.19)
Non-cash charges for impairments	0.03	0.02	0.42	0.09
Foreign currency exchange (gain) loss	(0.02)	0.01	0.09	(0.05)
(Gain) loss on disposition of assets	—	—	—	(0.17)
Loss on early extinguishment of debt	—	—	0.01	0.08
Income from discontinued operations	—	(0.27)	(0.16)	(0.30)
Cumulative effect of changes in accounting principles	—	—	(0.11)	0.95

Earnings per diluted share before certain major items	$0.19	$0.26	$0.92	$0.41

EBITDAX is presented herein, and reconciled to the GAAP measures of net income and cash provided by operating activities because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies. EBITDAX should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income (loss)	$11,755	$31,695	$43,749	$(12,042)
Cumulative effect of changes in accounting principles	—	—	(7,119)	60,547
Income from discontinued operations, net of tax	—	(16,959)	(10,844)	(19,241)
Provision for income taxes	10,382	4,223	24,806	1,008
Loss on early extinguishment of debt	—	—	1,426	8,154
Interest expense	17,837	20,048	54,394	58,226
Accretion	1,851	—	5,430	—
Depreciation, depletion and amortization	34,908	43,208	106,985	138,525
Impairments of oil and gas properties	1,443	—	14,014	—
Exploration costs	9,069	5,638	55,596	21,594
Foreign currency exchange (gain) loss	(1,108)	693	6,043	(3,408)
(Gain) loss on disposition of assets	(170)	450	175	(17,259)
Other non-cash items	3,452	(245)	6,167	190

EBITDAX	89,419	88,751	300,822	236,294

Interest expense	(17,837)	(20,048)	(54,394)	(58,226)
Current income tax expense	(6,865)	(7,210)	(37,697)	(19,004)
Cash provided (used) by discontinued operations	(9,441)	6,489	(30,370)	8,310
Changes in working capital	22,765	(1,467)	(6,205)	(11,614)

Cash provided by operating activities	$78,041	$66,515	$172,156	$155,760

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VINTAGE PETROLEUM, INC.

REVISED 2003 TARGETS

	Previous 2003 Targets	Revised 2003 Targets(c)
Oil production (MMBbls):
U.S.	6.5	6.1
Canada	1.2	1.2
Argentina	10.6	10.4
Bolivia	.1	.1
Total	18.4	17.8

Gas production (Bcf):
U.S.	24.6	22.6
Canada	20.0	19.3
Argentina	8.7	9.5
Bolivia	6.0	6.0
Total	59.3	57.4

Total MMBOE	28.3	27.3

Assumed NYMEX(a) prices:
Oil	$29.00	$30.40
Gas	$5.25	$5.45

Net realized price (before impact of hedging) as a percent of NYMEX(a)—Total Company:
Oil	86%	87%
Gas	69%	68%

DD&A per BOE (oil and gas only)	$5.00	$5.00
LOE per BOE (including Argentine export tax impact) (e)	$7.60	$7.90
G&A per BOE	$2.05	$2.20

Non-Acquisition Capital Spending Budget (in millions)	$185	$185
Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions)(d)(e)	$265	$265

EBITDAX (in millions)(b)(d)(e)	$385	$380

MMBbls	–million barrels

Bcf	–billion cubic feet

MMBOE	–million barrels of oil equivalent

(a)	NYMEX -

Oil -	Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.
Gas -	Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.
(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, and gains/losses on property sales.
(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2003 Target Update” and “Forward-Looking Statements” elsewhere in the release.
(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measures as the company does not establish targets for such GAAP financial measures.
(e)	Before costs to repair damage resulting from recent fires in California.

-Table Follows-

VINTAGE PETROLEUM, INC.

HEDGING STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price Per Bbl
December 31, 2003	1,426,000	$26.78
March 31, 2004	1,365,000	29.77
June 30, 2004	188,000	28.66
September 30, 2004	260,500	27.63
December 31, 2004	297,500	26.84
March 31, 2005	323,700	26.23
June 30, 2005	342,800	25.76
September 30, 2005	355,700	25.52
December 31, 2005	361,900	25.45

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price Per MMBtu
December 31, 2003	2,760,000	$4.04

Quarter Ending	MMBtu	NYMEX Reference Price Per MMBtu
		(Canadian dollars)
December 31, 2003	2,300,000	6.64